Exhibit 99.1

FPB Bancorp, Inc. Reports Third Quarter Results

PORT ST. LUCIE, Florida, November 7th – FPB Bancorp, Inc. (NASDAQ symbol:  FPBI), a Florida bank holding company whose subsidiary is First Peoples Bank, announced today third quarter net losses of $643,000 or ($.31) per basic and diluted share, compared to net earnings of $32,000 or $.02 per basic and diluted share for the third quarter of 2007.  Year-to-date net loss is $1.3 million or ($.64) per basic and diluted share, compared to net earnings for the same period in 2007 of $155,000 or $.08 per basic and diluted share.  Total consolidated assets at September 30, 2008 were $231.3 million, as compared to $196.8 million at December 31, 2007, an increase of 18%.

President & CEO David W. Skiles stated, “We are a local community bank that has had no exposure to sub-prime loans or the Fannie Mae or Freddie Mac securities that have come under recent scrutiny.  Although we have avoided many of those pitfalls, we have nonetheless been affected by the drop in interest rates in 2008, higher unemployment levels, weakened credit quality, depressed real estate values and the overall recessionary effects of the economy in general.  Due to these unprecedented events, we have substantially reduced our carrying value on certain impaired loan exposures, which has significantly increased our provision for loan losses at September 30, 2008 to $1.7 million, a level that is 204% greater than that at 2007.”

He continued by saying, “Unfortunately, opening two new branches this year has further eroded our earnings.  To help mitigate the losses in 2008, management has taken aggressive measures to reduce overhead, including reductions in staff, benefits, advertising, and other non-interest expense areas.  At the same time, though, because of the sharp increase in problem loans, our legal and other professional fees have increased.  Management continues to place heavy emphasis on expense control.”

Mr. Skiles concluded by saying, “The Company continues to be well capitalized, with 10.74% total risk-based capital at September 30, 2008.  Nevertheless, in November 2008, we applied to issue $5.8 million in preferred stock to the U.S. Treasury’s Capital Purchase Program. It is our belief that by participating in this program, we are availing ourselves of an attractive and prudent capital raising option which should allow us to continue to grow through the current market cycle. Rest assured that despite the dramatic stress that is upon our industry and the nation in general, the board and management of FPB Bancorp, Inc. are committed to overcoming the challenges brought forth by the current economic conditions.”

FPB Bancorp, Inc. is a one bank holding company located in Port St. Lucie, Florida. FPB Bancorp, Inc.’s sole subsidiary is First Peoples Bank, which has six full-service branches located in Port St. Lucie, Fort Pierce, Stuart, Vero Beach and Palm City, Florida.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of FPB Bancorp, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect FPB Bancorp, Inc.’s financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. FPB Bancorp, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

For further information regarding FPB Bancorp, Inc., please read the FPB Bancorp, Inc. reports filed with the Securities Exchange Commission and available at www.sec.gov or at its website at http://www.1stpeoplesbank.com.

For more information, contact:	Nancy E. Aumack
Chief Financial Officer
(772) 225-5930

FPB BANCORP, INC.
1301 South Port St. Lucie Blvd., Port St. Lucie, Florida 34952